AMENDMENT
TO
WASHINGTON REAL ESTATE INVESTMENT TRUST
SHORT-TERM INCENTIVE PLAN
(Effective January 22, 2013)

This Amendment (this “Amendment') to the Washington Real Estate Investment Trust Short-Term Incentive Plan (the “Plan”) is made effective January 22, 2013.

INTRODUCTION

Washington Real Estate Investment Trust (the “Trust”) maintains the Plan under a document effective January 1, 2012. The Plan covers Officers of the Trust who are employees of the Trust, including Managing Director employees. Effective for performance periods beginning after January 22, 2013, the Compensation Committee of the Board of Trustees of the Trust (the “Committee”) has approved adoption by the Trust of a separate short-term incentive plan covering Managing Director employees, in lieu of the Trust continuing to cover the Managing Director employees under the Plan for such performance periods. Accordingly, the Committee has authorized an amendment to the Plan to make Managing Directors employees ineligible to participate in the Plan with respect to performance periods beginning after January 22, 2013.

NOW, THEREFORE, the Trust hereby amends the Plan, effective January 22, 2013, as follows:

"Notwithstanding Section 3.1 or 4.1 of the Plan or any other provision of the Plan, Managing Director employees of the Trust are not eligible to participate in the Plan with respect to Performance Periods beginning after January 22, 2013."

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.

WASHINGTON REAL ESTATE INVESTMENT TRUST

By:	/s/ Laura M. Franklin
Laura M. Franklin

Title:	Executive Vice President Accounting,
Administration and Corporate Secretary